FOR IMMEDIATE RELEASE   Contact- Guy T. Marcus        Edward P. Delson
 August 29,  1997                 VP-Inv. Rel.         Sr. VP-CFO
                                  Halliburton          NUMAR
                                 (214) 978-2691        (610) 251-0116


    HALLIBURTON AND NUMAR UPDATE ACQUISITION PLANS


      DALLAS, Texas -- Halliburton Company (NYSE-HAL) announced today that the company's Form S-4 registration statement under the Securities Act of 1933, filed with the Securities and Exchange Commission on August 26, 1997, became effective today. The Form S-4 registration statement was filed in connection with Halliburton's plans to acquire NUMAR Corporation (NASDAQ- NUMR) through the exchange of 0.9664 of a share of Halliburton common stock for each share of NUMAR common stock.

     NUMAR Corporation announced today that it has fixed the close of business on July 25, 1997, as the record date for determination of shareholders entitled to notice of and to vote at a special meeting of its shareholders on September 30, 1997, to approve a merger agreement between the companies.

     Halliburton and NUMAR also announced that a proxy statement/prospectus relating to the merger will be distributed on September 2, 1997, to NUMAR shareholders entitled to vote at the special meeting scheduled for September 30, 1997.

                                      more

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     NUMAR  Corporation  was founded in 1983 and maintains its  headquarters  in
 Malvern, Pennsylvania. The company employs about 140 persons and provides its proprietary Magnetic Resonance Imaging Logging (MRIL ) tool, which utilizes magnetic resonance imaging technology widely used in medical diagnostic imaging devices, to evaluate subsurface rock formations in newly drilled oil and gas wells. Such services are provided to over 200 oil and gas company customers worldwide.

      Halliburton Company is one of the world's largest diversified energy services,engineering, maintenance, and construction companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services.
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